                                         EX-10
                 Exhibit 10.10.2 Saturn Supplemental Agmt

                                 EXHIBIT 10.10.2

                             SUPPLEMENTAL AGREEMENT

                          TO SATURN RETAILER AGREEMENT

     This Supplemental Agreement to the Saturn Retailer Agreement is entered into among Saturn of Southwest Oregon, Inc., an Oregon corporation and wholly-owned subsidiary of Lithia Motors, Inc. ("Retailer"); Lithia Motors Inc., an Oregon corporation ("Retailer Investor"); Lithia Holding, LLC, an Oregon limited liability company, ("Holding"); Sidney B. DeBoer, an individual ("DeBoer'), and Saturn Distribution Corporation, a Delaware corporate ("SDC').

      WHEREAS, SDC has entered into a Saturn Retailer Agreement ("Retailer Agreement") with Retailer, permitting Retailer to conduct retail operations from approved locations identified in the Retailer Agreement; and

      WHEREAS, the organization and ownership structure of Retailer and Retailer Investor are such that the terms of the Retailer Agreement are not wholly adequate to address the legitimate business needs and concerns of the Retailer, Retailer Investor, Holding and SDC; and

      WHEREAS, the parties desire to continue a positive and productive business relationship and to accomplish our mutual goals and promote the sale and service of Saturn products consistent with Saturn's brand strategy and to focus on total customer enthusiasm:

      NOW, THEREFORE, in consideration for the mutual agreements contained here and in the Retailer Agreement, the parties agree:

      1.     Purpose of Agreement

            1.1 Purpose of Agreement.

                  The parties acknowledge that Retailer Investor desires to offer from thirty to fifty percent of its equity as Class A Common Stock (with total voting control of not more than 6.25%) to the public. The remaining shares of Retail Investor's common stock will be Class B stock (with not less than 93.75% of total effective voting control). Holding will be the only initial owner of Class B common stock. The parties further acknowledge that the ownership arrangements for Retailer and the operating processes and procedures of Retailer Investor and Holding require that the parties supplement the standard terms and provisions of the Retailer Agreement to assure that the legitimate business needs of Saturn in regard to the representation of its products are satisfied. The parties have agreed to enter into this Supplemental Agreement for that purpose.

                  1.2   Definitions.

                        For purposes of this Agreement, the following terms shall have the meaning indicated:

                        1.2.1 "Agreement" means this Supplemental Agreement to the Saturn Retailer Agreement.

                        1.2.2 "Retailer Agreement" means a Saturn Retailer Agreement, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference. It also includes any superseding Saturn Retailer Agreements.

                        1.2.3 "Saturn" means Saturn Corporation.

                        1.2.4 "SDC" means Saturn Distribution Corporation.

                        1.2.5 "Voting stock" means any stock of Retailer or Retailer Investor that has voting rights as well as any debt or equity security of Retailer or Retailer Investor that is convertible into stock of Retailer that has voting rights.

      2. Retailer Ownership

            2.1   Ownership Structure

                  Retailer, Retailer Investor, Retailer Operator and Holding hereby each warrant that the representations and assurances contained in this Supplemental Agreement are within its respective authority to make and do not contravene any directive, policy or procedure of each.

                  Retailer Investor is the 100% shareholder of Retailer; Holding is and shall continue to be the controlling (as defined below) shareholder of Retailer Investor, and DeBoer is and shall continue to be the managing and controlling member of Holding. (For purposes of this Supplemental Agreement, the terms "control", "controlling" and "controlled" have the meanings given to them in Rule 405 under the Rules and Regulations of the Securities Act of 1933, as amended.) DeBoer will serve as Chief Executive Officer ("CEO"), Trustee and Controlling Manager of Holding, and will continue to serve as President and CEO of Retailer Investor.

            The ownership of the stock of Retailer Investor is:

  =============================================================================
           |  Share of Total   |    Type of     |   Votes   |  Share of Total
           |      Stock        |     Stock      | Per Share | Voting Control
  ---------|-------------------|----------------|-----------|------------------
   Holding | Not less than 55% | Common Class B |     10    |   Not less than
           |                   |                |           |     93.75%
  ---------|-------------------|----------------|-----------|------------------
   Others  | Not more than 45% | Common Class A |      1    |   Not more than
           |                   |                |           |      6.25%
  =============================================================================

      The members of the Holding, an Oregon Limited Liability Company, and their respective interests in Holding are:

                                         Share of Units
      Sidney B. DeBoer                       58.125%
      Manfred L. Heimann                     34.875%
      R. Bradford Gray                        7.000%

      2.2  Retailer Operator

      The parties agree that DeBoer shall continue to serve as Retailer Operator under Article 8 of the Retailer Agreement. AH parties to this
Agreement acknowledge and agree that, in addition to meeting the qualifications for Retailer Operator set forth in the Retailer Agreement and the Saturn Retailer Selection Process, DeBoer, as Retailer Operator, must also meet the following q@cations at all times:

      (i.) he must serve as CEO of Retailer Investor.

      (ii.) he must maintain both effective voting control and a direct or indirect beneficial ownership in Retailer of at least 20% at all times (the beneficial interest with Holding must be equal to or greater than 34.4% in order to constitute an effective 20% ownership interest in Retailer).

      3.  Changes in Ownership

      All parties agree that the Retailer Agreement and this Supplemental Agreement have been executed in reliance upon the ownership and management structure described by this Agreement and any material change in such structure (other than changes in ownership, which are discussed in Section
3.2 below), shall be the basis for a review of the Agreements among the parties and a determination whether changes and modifications are required and whether the business relationship among the parties should continue or terminate.

      Retailer will be maintained as a separate legal entity, distinct from Retailer Investor and Holding, in the form of either a corporation, partnership or other business enterprise form acceptable to SDC. Retailer must capitalize in accordance with Part 5, Article 19 of the Saturn Retailer Agreement. Retailer will not engage in any business other than the operation of its Saturn franchises. Retailer will not be merged with or into, or be consolidated with, or acquire substantially all the assets of, any other entity without prior written consent of SDC.

      Any change in ownership of Retailer or any material change in Retail Investor or Holding (as described in Section 3.1) shall be considered a change in ownership of the Retailer under the terms of the Retailer Agreement, and all applicable terms of the Retailer Agreement as supplemented by this Agreement will apply to any such change.

      3.1 Material Changes in Ownership

            Given the ultimate control Retailer Investor and Holding could have over the Retailer and SDC's strong interest in assuring that those who own and control the Retailer have interests consistent with those of Saturn and SDC, all parties agree that:

            3.1.1 Retailer Investor will deliver to SDC copies of all Schedules 13D and 13G, and all amendments thereto and terminations thereof, received by Retailer Investor, within five (5) days of receipt of such Schedules. If Retailer Investor is or becomes aware of any ownership of its stock that should have been reported to it on Schedule 13D but that is not reported in a timely maimer, it will promptly give SDC written notice of such ownership, with any information about the owner that Retailer Investor possesses.

            3.1.2 Any change of ownership that was reported or should have been reported through filings to the Securities and Exchange Commission by third parties that are required to disclose significant holdings or substantial acquisitions of, or changes in the ownership of the stock of Retailer Investor, including but not @ted to Schedule 13D, that indicates that any person, entity or group as a result of such change of ownership now has or is about to acquire aggregate ownership of equal to or greater than twenty percent (20%) of equity and/or voting interest in Retailer Investor, shall be deemed a material change of ownership under this section.

                  Additionally, if Retailer Investor proposes, through its Board of Directors or through shareholder action, or if any person, entity or group notifies Retailer Investor by Schedule 13D or otherwise, of (a) a proposal to acquire more than 20% of the voting and/or equity interests of Retailer Investor, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Retailer Investor which would result in an issuance of more than 20% of the voting and/or equity interest to another party; (c) a sale or transfer of a material amount of the assets of Retailer Investor and/or its subsidiaries; or (d) any change which, either by itself or together with any changes made to the Board of Directors within the preceding year, would result in a change of control of the thencurrent Board of Directors of Retailer Investor, such proposal, transaction, sale or offer of change shall be treated by SDC as a proposal for a material change of ownership or a material change of ownership, and shall require the prior written approval of SDC or remedial action as set forth in Paragraph 3.2.

                  A material change in the ownership of Holding is deemed to have occurred in the event that DeBoer no longer serves as Chief Executive Officer and sole manager of Holding.

            3.2   Remedial Actions.

                  SDC will consider any proposed change in ownership of Retailer or Holding, or any proposed material change in ownership (as defined in 3. 1) of Retailer Investor under Article 20(B) of the Retailer Agreement. The right of first refusal and/or option to purchase under Article 20(C) shall apply. Alternatively,. SDC may, at its sole discretion, require
Retailer, Retailer Investor and/or Holding to take one of the rededial actions set forth in Section 3.2.1 within 90 days of the time SDC learns of such proposal. Upon notification of a material change of ownership that has already occurred in Retailer Investor, SDC at its sole discretion, may require Retailer, Retailer Investor and/or Holding to take one of the remedial actions set forth in Section 3.2.1 within 90 days of the date SDC learns of the material change of ownership.

                  3.2.1 If Retailer, Retailer Investor and/or Holding is required by SDC to take remedial action, it/they will: (i) transfer to SDC or its designee, and SDC or its designee will acquire, all the assets, properties and/or businesses associated with Retailer at fair market value, as determined in accordance with Section 6, below; or, (ii) provide evidence reasonably acceptable to SDC that such person, entity or interest no longer has such threshold level of ownership interest or effective voting interest described in Section 3.1.2.

                  3.2.2 Retailer Investor will describe such provisions of this Section in any prospectus it delivers in connection with the offer or sale of its stock or any other securities filing as may be required by any applicable laws and/or regulations.

            3.3   Officers and Key Management

                  Retailer Investor agrees to provide to SDC a list of the key management of Retailer Investor and of their responsibilities in regard to the control and management of Retailer Investor and Retailer. Retailer shall agree to propose to SDC any material changes in the key management of the Retailer or their responsibilities. Such proposal should be provided to SDC in writing prior to such change and shall include sufficient information to permit SDC to evaluate the proposed change consistent with normal policies and procedures. Retailer Investor will notify SDC in writing of any material change in the key management of Retailer Investor or their responsibilities. For purposes of this Agreement, the term "key management" shall mean CEO, President and Vice Presidents with respect to Retailer, all executive officers and Board of Directors with respect to Retailer Investor, and all members with respect to Holding.

      4.    Changes in Retailer Operator or Retailer Operator's Qualifications

            For  purposes  of these  Agreements,  Sid  DeBoer is, has been and will continue to be the Retailer Operator as set forth in Article 7 of the Retailer Agreement. SDC has relied on and will continue to rely on DeBoer's personal qualifications, management skills and commitment to Saturn's Mission, Philosophy and Values. AH parties hereby represent and agree that
Retailer Operator wig have complete managerial authority to make all decisions, and to enter into any and all necessary business commitments required in the normal course of conducting Retailer Operations on behalf of Retailer, and to take any and all actions required of a Retailer Operator pursuant to the Agreements. Retailer, Retailer Investor, and/or Holding will not revoke, modify, amend or abrogate Retailer Operator's authority without the prior written approval of SDC.

            4.1   Removal, Withdrawal or Replacement of Retailer Operator

                  The removal, withdrawal and/or replacement of Retailer Operator or the restriction of his managerial authority, without SDC's prior written approval, shall constitute grounds for termination of the Retailer Agreement. In the event Retailer proposes a change in Retailer Operator for SDC's consideration, Retailer will pay SDC a fee (currently $5,000.00) to defray the costs of review of the proposal and completion of the Retailer Selection Process. SDC has no obligation to consider the proposal until it has received this non-refundable payment. SDC's right of first refusal or option to purchase described in Article 20(C) of the Retailer Agreement shall apply to any proposal to change Retailer Operator. In the event that SDC elects to exercise its right of first refusal or its option to purchase, the price to be paid by SDC or its designee shall be the fair market value as determined in accordance with Section 6 below.

            4.2   Change in Qualifications of Retailer Operator

                  In the event that the Retailer operator fails to continue to meet the Retailer Selection Criteria or the additional qualifications set forth under Paragraph 2.2 of this Agreement, Article 2 1 (A) of the Retailer Agreement shall apply.

      5.     Retailer Investor Operating Policies and Procedures

            5.1   Saturn Brand Strategy

                  Retailer, Retailer Investor and Holding acknowledge that Saturn and SDC have a Brand Strategy and have invested and are continuing to invest significant capital in the development of the Saturn brand. Relevant information regarding this strategy has been shared with Retailer, Retailer Investor and Holding.

                  5.1.1 Retailer and Retailer Investor agree to accommodate Saturn's Brand Strategy in their Retailer Operations, and will incorporate in each Sat= retail facility as a minimum in support of the Saturn Brand Strategy, all Saturn Retail and Service operating standards, including Saturn Brand Critical Standards.

                  5.1.2 Neither Retailer nor Retailer Investor will jointly advertise or market any non-Saturn operations in conjunction with any Saturn Retailer Operations. Retailer, Retailer Investor and Holding agree that they will not compete with Saturn or SDC within Retailer's Marketing Area in any areas in which Saturn proposes to extend its brand.

      6.    Right to Purchase or Lease

            In the event of any termination of the Retailer Agreement or any transaction or event that would, in effect, discontinue Retail Operations from that Saturn Retail facility, or require a transfer of assets, properties or business to SDC or an SDC designee pursuant to Section 3, and business for fair market value with fair market value being determined by the process set forth in Exhibit B; (ii) the right to lease the properties for up to 24 (twenty-four) months at a monthly rent equivalent to 1% of the appraisal value as determined by the process set forth in Exhibit B; and (iii) the right to an assignment of any existing lease or lease options that are available, subject in each case to any legal or contractual obligations existing at such time; provided, however, that the parties shall assure SDC or its designee of quiet possession of the retail facilities for a period of not less than five years if this right is exercised with respect to such facilities within ten years of the execution of this Agreement. If, however, the parties enter into a financing arrangement with respect to such facilities then such assurance of quiet possession would be subordinated to the interests of any lender in connection with any default by the parties under the terms of the financing arrangement other than a default due to the discontinuance of dealership operations from such facilities. The parties agree that SDC may exercise any of its rights under this Section with respect to some or all of the retail facilities to which it may apply at any given time, and that exercise or failure to exercise any such rights as to one facility shall in no way affect SDC's other rights or its rights as to other facilities.

      7.    Dispute Resolution

            All parties stipulate and agree that the dispute resolution process described in Article 6 of the Retailer Agreement, including binding arbitration, shall be the exclusive mechanism for resolving any dispute with SDC arising out of or relating to the Saturn Retailer Agreement and this Supplemental Agreement including, but not @ted to, involuntary termination of the Agreement(s), and/or approval of Retailer Investor for additional investment in or ownership of Saturn franchises.

      8.    Supplement to Retailer Agreement

            The parties agree that this Agreement shall supplement the terms of the Retailer Agreement in accordance with 24.J of the Retailer Agreement.

      9.    No Third Party Rights

            Nothing in this Agreement or the Retailer Agreement shall be construed to confer any rights upon any person not a party hereto, nor shall it create in any party an interest as a third party beneficiary of this Agreement or the Retailer Agreement. Retailer, Retailer Investor and Holding hereby agree to indemnity and hold Sat= Corporation, Saturn Distribution Corporation, its directors, officers, employees, subsidiaries, agents and representatives harmless from and against all claims, actions, damages, expenses, costs and liability arising from or in connection with any action by a third party in its capacity as a stockholder of Retailer, Retailer Investor or Holding.

      10.   Modification of Retailer Agreement

            This Agreement is intended to modify and adapt certain provisions of the Retailer Agreement to the limited extent provided herein and is intended to be incorporated as part of the Retailer Agreement AH provisions of the Retailer Agreement not in conflict with this Agreement shall continue to have fun force and effect. la the event that any provisions of this Agreement are found to be in conflict with other provisions of the Retailer Agreement, the provisions contained in this Supplemental Agreement shall govern.

            11. Confidentiality

            Each party agrees not to disclose the content of this Agreement to non-affiliated entities and to treat the Agreement with the same degree of confidentiality as it treats its own confidential documents of the same nature, unless authorized by the other party, required by law, pertinent to judicial or administrative proceedings or to proceedings under the Dispute Resolution Process.

      IN WITNESS WHEREOF, the parties have executed this Agreement this 26 day of August 1997.

"RETAILER"                              "SDC"
Saturn of Southwest Oregon, Inc.        Saturn Distribution Corporation

/s/ Sidney B. DeBoer                    /s/ Joe Kennedy 8-22-97
---------------------------------       -----------------------------------
By: Sidney B. DeBoer                    By: Joe Kennedy
Retailer Operator                       President

"HOLDING"
Lithia Holding, LLC

/s/ Sidney B. DeBoer
---------------------------------
By: Sidney B. DeBoer, Member

Manfred L. Heimann
---------------------------------
By: Manfred L.  Heimann, Member

/s/ R. Bradford Gray
---------------------------------
By: R. Bradford Gray, Member

"RETAILER INVESTOR"
Lithia Motors, Inc.

/s/ Sidney B. DeBoer
---------------------------------
By: Sidney B. DeBoer
President

"DeBoer"
Sidney B. DeBoer

/s/ Sidney B. DeBoer
---------------------------------
By: Sidney B. DeBoer
Chief Executive Officer

                                  EXHIBIT B

                        PROCEDURE FOR DETERMINATION OF
                              FAIR MARKET VALUE

      For purposes of the Agreement to which this is an attachment, the term "Fair Market Value" shall mean the fair market value of the businesses, properties and assets of the Saturn Retailer. Fair Market Value shall be calculated: (a) as the value of a Saturn automobile sales and service facility that is not part of any other system or entity and not necessarily the value of the Retailer, (b) based on comparable sales of automobile sales and services facilities similar to the Saturn retail facility in the market area in which Saturn retail @ty is located, and (c) based on the facility in "AS IS, WHERE IS" condition. Fair Market Value shall be determined in the following manner.

            1. The parties shall attempt, in good faith, to agree on Fair Market Value of the Saturn Retailer.

                  If the parties fail refuse, or are unable for any reason to agree on Fair Market Value within (30) days following notice by SDC of an event giving rise to a determination of Fair Market Value, Saturn of Southwest Oregon, Inc. ("Retailer"), shall within ten (10) days thereafter select both a nationally recognized investment banker and an appraiser and notify SDC in writing of the names, addresses and qualifications. Wid2in
(10) days following its receipt of such notice, SDC shall also select a nationally recognized inves=ent banker and an appraiser and notify Retailer of their names, addresses and qualifications. The investment bankers and a selected by Retailer and SDC are sometimes referred to herein as the "Advisers."

            2.    The  Advisors  shall  advise   Retailer  and  SDC  of  their
respective derminitions of Fair Market Value within 30 days of SDC's selection of its investment banker and appraiser. If the greatest of the four determinitions of Fair Market Value is less dm or equal to one hundred five percent (105%) of the average of the four determinations of Fair Market Value, the Fair Market Value shall equal the average of such determinations of Fair Market Value, and that determination shall be binding and conclusive upon all parties. If the greatest of the four determinations is greater than 105% of the average of the four determinations, the two investznent bankers shall select a diird nationally recognized investment banker and the two appraisers shall select a third appraiser to each make an additional determinition of Fair Market Value. If the average of the third set of appraisals is higher than the highest of the original appraisals, then the highest original appraisal will be used. If the average of the third set of appraisals is lower than the lowest of the original appraisals, then the lowest original appraisal will be used. If the average of the third set of appraisals falls between the highest and lowest of the original appraisals, then the average of the third set of appraisals will be used and shall be binding and conclusive upon all parties.

            3. If the investment bankers selected by SDC and Retailer respectively are unable to agree upon the designation of a third investment banker withen ten (10) days after the expiration of the thirty (30) day period referred to above, or if such third investment banker has not advised the investment bankers selected by Retailer and SDC of his/her determination of Fair Market Value within (30) days after his/her selection, either party may request the United States District Court for the District in which the premises are located to appoint a nationally recognized investment banker. If the appraisers selected by SDC and Retailer respectively are unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the thirty (30) day period referred to above, or if the third appraiser has not advised the appraiser selected by SDC and Retailer of his/her determination of Fair Market Value within (30) days after his/her selection, either party may request the United States District Court for the District in which the Premises are located to appoint an appraiser. The determination of Fair Market Value made by the third investment banker and by the third appraiser appointed pursuant hereto shall be made within (30) days after such appointment. If the average of the third set of appraisals is higher than the highest of the original appraisals, then the highest original appraisal will be used. If the average of the third set of appraisals is lower than the lowest of the original appraisal then the lowest original appraisal will be used. If the average of the set of appraisals falls between the highest and lowest of the original appraisal then the average of the third set of a will be used and shall be binding and conclusive upon all parties.

            4. All appraisers selected or appointed as provided above shall (i) be independent and qualified MAI appraisers active in the market in which the premises are located, with experience in appraising automobile sales and service facilities, (ii) use the de@tion of Fair Market Value set forth above, and (iii) be registered in the state in which the Premises are located ("State') if the State provides for or required such registrations. The costs and expenses of any investment banker and appraiser selected by a party shall be borne solely by such party, and the costs and expenses of a third investment banker and appraiser shall be shared equally between Retailr and SDC.

      If SDC elects to purchase the Saturn retail facility premises, then within (30) days following initiation of the Fair Market Value process, Retailer shall supply SDC with a commitment for title insurance and a title report showing good and marketable title in Retailer. At closing, Retailer shall cause a policy of title insurance to be issued to SDC insuring good and marketable title.

      The parties shall close the purchase and sale of the Saturn retail facility, within (30) days after the determination of the Fair Muket Value. The parties shall prepare, execute and deliver all appropriate and customary documents and make such closing adjustments as may be normal for transactions of this type in the State.

                            MOTOR VEHICLE ADDENDUM

                                      TO

                          SATURN RETAILER AGREEMENT

                       Saturn of Southwest Oregon, Inc.
                        ------------------------------
                             Retailer Entity Name

                               Medford, Oregon
                        ------------------------------
                                 City, State

      In accordance with the effective date of the Saturn Retailer Agreement (see page 1), Retailer, as an authorized Saturn Retailer, has a non-exclusive right to buy the following new Motor Vehicles marketed by Satum Distribution
Corporation:

                       SL, SL1, SL2, SC1, SC2, SW1, SW2

      This Motor Vehicle Addendum shall remain in effect unless and until superseded by a new Motor Vehicle Addendum fumished to Retailer by SDC. This Motor Vehicle Addendum cancels and supersedes any previous Motor Vehicle Addendum fumished to Retailer by Saturn.

SATURN DISTRIBUTION CORPORATION

By:  Joe Kennedy 6-5-97
     --------------------------
     President

                  (This Motor Vehicle Addendum should be filed
                      with your Saturn Retailer Agreement)

                            Execution of Agreement

      We are pleased to offer you the new Saturn Retailer Agreement (Agreement). The Franchise Operations Team (FOT), formerly the Franchise Development Team (FDT), has reviewed this new Agreement and recommends it pursuant to Article 22K of the existing Saturn Dealer Agreement.

            "In the event the FDT recommends a superseding form of Dealer Agreement, Franchisor and Dealer mutually agree to terminate this Agreement and execute the new Agreement."

      Saturn Distribution Corporation as the Franchisor and Dealer mutually agree to terminate the existing Saturn Dealer Agreement, including the existing Marketing Area Plan (MAP), and execute the new Saturn Retailer Agreement and new Marketing Area Plan effective the date signed by the Retailer Operator or March 15, 1997 whichever is later.

      The following agreements attached to this document are incorporated by reference and survive the execution of the new Retailer Agreement:

                                          None

Agreed to:

By:  /s/ Sidney B. DeBoer                    Joe Kennedy 6-5-97
     -----------------------------------     ---------------------------------
     Sidney B. DeBoer                        Joe Kennedy
     Retailer Operator                       President
                                             Saturn Distribution Corporation

Saturn of Southwest Oregon, Inc.
----------------------------------------
Retail Entity

                     [Saturn of Southwest Oregon letterhead]


                                 August 28, 1997

Mr. Larry C. Schmid
Manager Network Planning
Saturn Corporation
100 Saturn Parkway
P.O. Box 1500
Springhill, Tennessee 37174

Dear Larry,

      Please find enclosed the signed  supplemental  agreement  between Lithia
Motors, Inc. and Saturn Distribution Corporation. Unfortunately during our final review we found some of the percentages in the agreement are inaccurate. Our legal counsel did not take into account the impact of the stock options issued to employees. The following table shows the ownership and voting control breakdown:
                                      Number of                 Votlng
                                   Shares/Options               Control
                              -----------------------  -----------------------
Class A Shares - Public         2,875,000     37.484%    2,875,000      6.438%
Class A Employee Stock Options    685,000      8.931%      685,000      1.534%
Total Class A Shares            3,560,000     46.415%    3,560,000      7.971%
Class B Shares                  4,110,000     53.585%   41,100,000     92.029%
Total Shares Outstanding        7,670,000    100.000%   44,660,000    100.000%

The corrections should therefore read as follows:

      Paragraph 1. 1

            6.25% should read 7.971%
            93.75% should read 92.029%

      Paragraph 2.1

            55% should read 53.585%
            93.75% should read 92.029%
            45% should read 46.415%
            6.25% should read 7.971%

      We hope you agree these differences are minor. If so, we propose the Supplemental Agreement not be changed, but rather this letter serve as an amendment and attachment to it. If this is not acceptable, please so advise. Thank you for all your help and cooperation in formulating this agreement.

                                          Sincerely,

                                          /s/ Sidney B. DeBoer
                                          Sidney B. DeBoer
                                          President & CEO
SN/sm
enclosure:  Supplemental Agreement

                    [Saturn of Southwest Oregon letterhead]


                                 August 28, 1997

Mr. Sid DeBoer
Lithia Automotive Group
360 E. Jackson Street
Medford, OR 97501-5892

Dear Sid,

      Enclosed are two copies of the supplemental agreement between Lithia Motors, Inc. and Saturn Distribution Corporation. This agreement incorporates the suggested changes in your letter to me dated June 16, 1997. You had also indicated you would "continue to ask for the removal of the 20% equity interest portion". As you will see in the supplemental agreement, our requirement remains at a minimum "of at least 20% at all times".

      This supplemental agreement supercedes the supplemental agreement you executed on June 16, 1997. Please date and obtain the necessary signatures on both copies. Keep one copy for your files and forward one copy to me at the following address:

Saturn Corporation
PO Box 1500
Springhill, TN 37174-1500
Attention: Larry Schmid
Mail Drop S20

      Sid, thank you for your assistance in this matter.

Sincerely,

/s/ Larry Schmid
Larry Schmid
Mgr.- Network Planning

Attach.

cc:   Jill Lajdziak
      Jim Craner
      John Minarick